Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Graybar Electric Company, Inc. for the registration of 877,000 shares of its common stock, and to the incorporation by reference therein of our report dated March 8, 2011, with respect to the consolidated financial statements and schedules of Graybar Electric Company, Inc. for the year ended December 31, 2010, included in the Annual Report (Form 10-K) for 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
St. Louis, Missouri
August 26, 2011